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                                                                    Exhibit 99.1



               CERES GROUP ANNOUNCES COMPLETION OF STOCK OFFERING

CLEVELAND, OH, DECEMBER 27, 2001---Ceres Group, Inc. (Nasdaq: CERG) today announced that it has completed its follow-on offering of 16.1 million shares of common stock, which included the exercise of the underwriters' over-allotment option of 2.1 million shares. Gross proceeds of the offering totaled $51.5 million, and net proceeds after deducting expenses and fees were $46.5 million. All of the shares in the offering were sold by the Company.

The Company will use the proceeds of the offering to repay a portion of its bank debt, repurchase its convertible voting preferred stock, contribute to the capital of its insurance subsidiaries and for working capital.

The offering was lead-managed by Friedman, Billings, Ramsey & Co., Inc., and Sandler O'Neill & Partners, L.P. Co-manager was Stifel, Nicolaus & Company, Incorporated. A copy of the prospectus may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 N. 19th Street, 18th Floor, Arlington, Virginia 22209 (Attn: James Kleeblatt); Sandler O'Neill & Partners, L.P., 9 West 57th Street, 19th Floor, New York, New York 10019 (Attn: Bob Kleinert); and Stifel, Nicolaus & Company, Incorporated, 501 N. Broadway, St. Louis, Missouri 63102 (Attn: Rich Kendrick).

ABOUT CERES GROUP
Ceres Group, Inc. provides a wide array of health and life insurance products to approximately 560,000 insureds through two primary business segments. The Senior Segment includes senior health, life and annuity products for Americans age 55 and over. Ceres' Medical Segment includes catastrophic and major medical health insurance for individuals, associations and small businesses. To help control medical costs, the Company also provides medical cost management services to its insureds. Ceres' nationwide distribution channels include approximately 48,000 independent and exclusive agents and QQLink, its proprietary, patent pending electronic distribution system.

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH AND DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.